Exhibit 99.1

Synergy Pharmaceuticals Acquires FV-100 Shingles Drug from Bristol-Myers Squibb Company

NEW YORK, NY, August 23, 2012 - Synergy Pharmaceuticals Inc. (Nasdaq: SGYP), a developer of new drugs to treat gastrointestinal disorders and diseases, today announced that it has signed an Asset Purchase Agreement with Bristol-Myers Squibb Company (NYSE:BMY) and has acquired the assets related to FV-100, an orally available nucleoside analogue, currently being developed for the treatment of shingles, a severe, painful skin rash caused by reactivation of the varicella zoster virus — the virus that causes chickenpox.

“FV-100 is a drug candidate we believe has great potential to treat patients suffering from shingles,” said Dr. Gary S. Jacob, CEO of Synergy Pharmaceuticals.  “We believe that with our expanding clinical experience in utilizing patient-reported outcome tools from our GI program, a feature that will be necessary for supporting pain-related indications for FV-100,  we are in a unique position to further develop FV-100 for patients not adequately treated with present-day therapy.”

FV-100 earlier completed a Phase 2a clinical trial in shingles patients, in which the drug was given to a total of 230 patients comprised of two cohorts of 115 patients dosed at 200 mg and 400 mg, respectively, and found to be well tolerated at both doses.  Clinically meaningful reductions in time to resolution of clinically significant pain and in incidence of post-herpetic neuralgia were noted.

About Synergy Pharmaceuticals Inc.

Synergy is a biopharmaceutical company focused on the development of new drugs to treat gastrointestinal disorders and diseases. Synergy’s lead proprietary drug candidate plecanatide is a synthetic analog of the human gastrointestinal hormone uroguanylin, and functions by activating the guanylate cyclase C receptor on epithelial cells of the GI tract. Synergy completed a Phase I study of plecanatide in healthy volunteers and a Phase IIa clinical trial in CIC patients. In October, 2011, Synergy initiated dosing of patients in a major 880-patient Phase II/III clinical trial of plecanatide to treat chronic idiopathic constipation. Plecanatide is also being developed to treat constipation-predominant irritable bowel syndrome, with the first trial in IBS-C patients planned for the second half of 2012. Synergy’s second GC-C agonist SP-333 is currently in pre-clinical development to treat inflammatory bowel diseases. More information is available at http://www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Synergy does not undertake any obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2011 and other periodic reports filed with the Securities and Exchange Commission.

Investor Contact Information:

Danielle Spangler
The Trout Group

synergy@troutgroup.com
(646) 378-2924